Exhibit 10.1

2121 SOUTH EL CAMINO REAL San Mateo, California 94403

October 25, 2011

Mr. Jason Stern
1030 Laguna Avenue
Burlingame, CA  94010

Dear Jason:

Selectica, Inc. (the “Company”) is pleased to confirm that the terms of your employment are as set forth below, effective as of October 25, 2011.  This letter agreement amends and restates your previous letter agreement dated September 1, 2009, as the same had been adjusted (the “Prior Letter Agreement”) pursuant to action of the Company’s Board of Directors (the “Board”).

1.      Position. Your title will be President and Chief Executive Officer and you will report to the Board. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.      Cash Compensation. The Company will pay you a salary at the rate of $250,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to action of the Board.  In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Board or the Board’s Compensation Committee (the “Committee”).  Any bonus for a fiscal year will be paid within 2 1/2 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The Board or Committee’s determinations with respect to your bonus will be final and binding.

3.      Restricted Stock Units. You have previously received under your Prior Letter Agreement 5,000 restricted stock units representing shares of the Company’s Common Stock (the “Units”), which vest 25% after completing 12 months of continuous service, and the remaining balance in quarterly installments over the following 36 months of continuous service. The Units will be settled on the earliest Permissible Trading Day after they vest. In addition, 100% of the Units will vest and be settled immediately if the Company is subject to a Change in Control, as defined in Company’s 1999 Equity Incentive Plan (the “EIP”). The grant of the Units is subject to the other terms and conditions set forth in the EIP and the Company’s form of Stock Unit Agreement. A “Permissible Trading Day” is a day on which you are able to sell shares of the Company’s Common Stock in a public market without violating applicable laws or Company policies, as defined more specifically in your Stock Unit Agreement.  You have received separately from your Prior Letter Agreement other equity awards, and are eligible for additional equity awards, pursuant to actions of the Board or the Committee, subject to the conditions and terms established by the Board or Committee and the provisions of the Severance Agreement.

4.      Severance Agreement. You and the Company have entered into a separate Severance Agreement, which is attached hereto as Exhibit A.

Mr. Jason Stern
October 25, 2011

5.      Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits under the Company's standard employee benefits program, as it may be amended from time to time.  In addition, you will be entitled to PTO in accordance with the Company’s PTO policy, as in effect from time to time.

6.      Proprietary Information and Inventions Agreement. You previously signed the Company’s standard Proprietary Information and Inventions Agreement (the “PIIA”), which remains in effect.

7.      Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8.      Tax Matters.

       8.1.      Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

       8.2.       Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

9.      Interpretation, Amendment and Enforcement. This letter agreement, Exhibit A and the PIIA constitute the complete agreement between you and the Company regarding the terms of your employment and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company regarding the terms of your employment. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company waive the right to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any Dispute or any claim related to any Dispute, according to the arbitration procedures set forth in the Severance Agreement.

* * * * *

You may indicate your agreement with these terms by signing and dating the enclosed duplicate original of this letter agreement and returning it to me.

If you have any questions, please do not hesitate to let me know.

Mr. Jason Stern
October 25, 2011

Very truly yours, SELECTICA, INC.

By:	/s/ Todd Spartz
Name: Todd Spartz Title: Chief Financial Officer

I have read and accept this agreement:

/s/ Jason Stern
Signature of Jason Stern

Dated:	October 25, 2011

Attachment

Exhibit A: Severance Agreement